Exhibit 5.1
March 15, 2011
comScore, Inc.
11950 Democracy Drive
Suite 600
Reston, Virginia 20190
     Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-8 to be filed by comScore, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about March 15, 2011 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of 1,260,942 shares of the Company’s Common Stock, $0.001 par value (the “Shares”) reserved for issuance under the Company’s 2007 Equity Incentive Plan, as amended and restated (the “Plan”). As legal counsel to the Company, we have reviewed the actions proposed to be taken by the Company in connection with the issuance and sale of the Shares to be issued under the Plan.
     It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements referred to therein, the Shares will be validly issued, fully paid and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours, WILSON SONSINI GOODRICH & ROSATI Professional Corporation